                                                                  EXHIBIT (2)(B)

                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                DECEMBER 15, 1998

                                      AMONG

                          THE PETERSEN COMPANIES, INC.

                             EMAP ACQUISITION CORP.

                                       AND

                                    EMAP PLC

                                TABLE OF CONTENTS

I - THE OFFER.....................................................................................................2
         1.01     The Offer.......................................................................................2
         1.02     Company Action..................................................................................3
         1.03     Directors.......................................................................................5

II - THE MERGER...................................................................................................6
         2.01     The Merger......................................................................................6
         2.02     Conversion of Shares............................................................................7
         2.03     Exchange of Shares..............................................................................7
         2.04     Dissenting Shares...............................................................................9
         2.05     Stock Options; Warrants........................................................................10

III - THE SURVIVING CORPORATION..................................................................................11
         3.01     Certificate of Incorporation...................................................................11
         3.02     Bylaws.........................................................................................11
         3.03     Directors and Officers.........................................................................11

IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................................11
         4.01     Organization and Qualification; Subsidiaries...................................................11
         4.02     Certificate of Incorporation and By-Laws.......................................................12
         4.03     Capitalization.................................................................................12
         4.04     Authority Relative to this Agreement...........................................................14
         4.05     No Conflict; Required Filings and Consents.....................................................14
         4.06     Compliance.....................................................................................15
         4.07     SEC Filings; Financial Statements..............................................................15
         4.08     Disclosure Documents...........................................................................16
         4.09     Absence of Certain Changes or Events...........................................................17
         4.10     Taxes..........................................................................................18
         4.11     Absence of Changes in Benefit Plans............................................................19
         4.12     ERISA Compliance: Excess Parachute Payments....................................................20
         4.13     Litigation.....................................................................................22
         4.14     Environmental Matters..........................................................................22
         4.15     Contracts......................................................................................23
         4.16     Labor Matters..................................................................................23
         4.17     Transactions with Affiliates...................................................................23
         4.18     Brokers; Schedule of Fees and Expenses.........................................................24
         4.19     Applicability of Section 203 of Delaware Law...................................................24
         4.20     Voting Requirements............................................................................24

         4.21     Opinion of Financial Advisors..................................................................24
         4.22     Major Advertisers..............................................................................25
         4.23     Intellectual Property..........................................................................25
         4.24     Year 2000 Compliance...........................................................................25

V - REPRESENTATIONS AND WARRANTIES OF BUYER......................................................................26
         5.01     Organization and Qualification; Subsidiaries...................................................26
         5.02     Certificate of Incorporation and By-Laws.......................................................26
         5.03     Authority Relative to this Agreement...........................................................27
         5.04     No Conflict; Required Filings and Consents.....................................................27
         5.05     Documents Relating to Offer; Company Proxy Statement...........................................28
         5.06     Financing......................................................................................28
         5.07     Brokers........................................................................................28
         5.08.    Director Recommendations.......................................................................29

VI - COVENANTS OF THE COMPANY....................................................................................29
         6.01     Conduct of the Company.........................................................................29
         6.02     Stockholders' Meeting; Proxy Materials.........................................................32
         6.03     Access to Information..........................................................................33
         6.04     No Solicitations...............................................................................33
         6.05     Notices of Certain Events......................................................................34
         6.06     Debt Instruments...............................................................................35
         6.07     Exchange of Shares of Class B Common...........................................................35
         6.08     Consent to Revocation of Proxy.................................................................35

VII - COVENANTS OF BUYER.........................................................................................36
         7.01     Confidentiality................................................................................36
         7.02     Obligations of Merger Subsidiary...............................................................36
         7.03     Voting of Shares...............................................................................36
         7.04     Director and Officer Liability.................................................................36
         7.05     Employee Benefits..............................................................................38
         7.06     Repayment of Debt..............................................................................38
         7.07     Notices of Certain Events......................................................................39
         7.08     Shareholders' Meeting; Offering Circular.......................................................39

VIII - COVENANTS OF BUYER AND THE COMPANY........................................................................40
         8.01     Reasonable Best Efforts........................................................................40
         8.02     Certain Filings................................................................................41
         8.03     Public Announcements...........................................................................41
         8.04     Other Actions..................................................................................41

IX - CONDITIONS TO THE MERGER....................................................................................42
         9.01     Conditions to the Obligations of Each Party....................................................42

X - TERMINATION; EXPENSES........................................................................................42
         10.01    Termination....................................................................................42
         10.02    Effect of Termination..........................................................................45
         10.03    Fees and Expenses..............................................................................45

XI - MISCELLANEOUS...............................................................................................45
         11.01    Notices........................................................................................45
         11.02    Survival of Representations, Warranties and Covenants..........................................46
         11.03    Amendments; No Waivers.........................................................................46
         11.04    Successors and Assigns.........................................................................47
         11.05    Governing Law; Consent to Jurisdiction.........................................................47
         11.06    Counterparts; Effectiveness....................................................................48
         11.07    Headings; Interpretations; Disclosure Schedules................................................48
         11.08    No Third Party Beneficiaries...................................................................48
         11.09    Entire Agreement...............................................................................48
         11.10    Severability...................................................................................48
         11.11    Definitions....................................................................................49

EXHIBIT A         -        Conditions to the Offer
EXHIBIT B         -        Notice and Certificate
EXHIBIT C         -        Certificate of Incorporation

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT, dated as of December 15, 1998 (this "Agreement"), among The Petersen Companies, Inc. a Delaware corporation (the "Company"), EMAP plc, an English public limited company ("Buyer"), and EMAP Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Subsidiary").

                              PRELIMINARY STATEMENT

                  The Boards of Directors of Buyer, the Merger Subsidiary and the Company have each approved the acquisition of the Company by Buyer upon the terms and subject to the conditions set forth herein.

                  In furtherance of the acquisition of the Company by Buyer, Buyer proposes to cause Merger Subsidiary to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the issued and outstanding shares of Class A Common Stock, par value $0.01 per share, of the Company (the "Class A Common"), and all the issued and outstanding shares of Class B Common Stock, par value $0.01 per share, of the Company (the "Class B Common" and, together with Class A Common, the "Shares"), at a price per Share of $34.00, net to the seller in cash, on the terms and subject to the conditions set forth herein.

                  The Boards of Directors of Buyer, the Merger Subsidiary and the Company have each approved the merger (the "Merger") of Merger Subsidiary with and into the Company, or (at the election of Buyer) the Company with and into Merger Subsidiary, in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "Delaware Law") and with any other applicable law, whereby each issued Share not owned directly or indirectly by Buyer or the Company shall be converted into the right to receive the highest per share cash consideration paid pursuant to the Offer.

                  The Board of Directors of the Company has: (i) unanimously determined that (x) the consideration to be paid for each Share in the Offer and the Merger is fair to the stockholders of the Company and (y) the Offer and the Merger are otherwise in the best interests of the Company and its stockholders;
(ii) unanimously approved this Agreement and the transactions contemplated hereby; (iii) unanimously declared that this Agreement is advisable; (iv) unanimously consented to the Offer; and (v) unanimously recommended that the holders of Shares accept the Offer, tender their Shares pursuant to the Offer and approve and adopt this Agreement.

                  Simultaneously with the execution and delivery of this Agreement, Buyer and certain stockholders of the Company (the "Principal Company Stockholders") are entering into an agreement (the "Company Stockholders Agreement" and, together with this Agreement, the "Transaction Agreements") pursuant to which the Principal Company Stockholders will agree to take specified actions in furtherance of the Offer and the Merger.

                                   AGREEMENTS

                  NOW, THEREFORE, in consideration of the forgoing and the mutual premises, representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                    THE OFFER

                  SECTION 1.01 The Offer.

                  (a) Provided that this Agreement shall not have been terminated in accordance with Article X hereof and that none of the conditions set forth in Exhibit A hereto shall have occurred and be continuing, Buyer and Merger Subsidiary shall, promptly after the public announcement of the execution and delivery of this Agreement (which announcement shall be made no later than one business day following such execution and delivery), commence the Offer (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act")). The obligation of Merger Subsidiary to accept for payment and to pay for any Shares tendered in the Offer shall be subject only to the condition that there shall be validly tendered prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with the Shares then owned by Buyer or Merger Subsidiary, represents (x) a majority of the outstanding shares of Class A Common and (y) a majority of the outstanding Shares, in each case on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such securities (other than conversion of the Class B Common) ("Fully Diluted Shares"), on the date of purchase (the "Minimum Condition"), and to the other conditions set forth in Exhibit A hereto.

                  (b) Buyer and Merger Subsidiary expressly reserve the right to modify the terms of the Offer, except that, without the prior written consent of the Company, neither Buyer nor Merger Subsidiary shall (i) decrease the price per Share or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer, (iii) amend or waive satisfaction of the Minimum Condition, (iv) impose additional conditions to the Offer or amend in any manner adverse to the holders of Shares any condition to the Offer, (v) amend any other term of the Offer in any manner adverse in any respect to the holders of Shares, or (vi) except as provided in the next sentence, extend the expiration date of the Offer. Notwithstanding the foregoing, subject to the

Company's rights to terminate this Agreement pursuant to Article X and so long as neither Buyer nor Merger Subsidiary has breached any of its representations and warranties or obligations pursuant to this Agreement, Merger Subsidiary may, without the consent of the Company, (i) extend the Offer, if at the then scheduled expiration date of the Offer any of the conditions to Merger Subsidiary's obligation to purchase Shares is not satisfied, until such time as such condition is satisfied or waived, (ii) extend the Offer for a period of not more than five (5) business days beyond the then scheduled expiration date of the Offer, if on the date of such extension less than (x) 90% of the outstanding shares of Class A Common or (y) 90% of the outstanding shares of Class B Common have been validly tendered and not properly withdrawn pursuant to the Offer, and
(iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. Assuming the prior satisfaction or waiver of the conditions to the Offer, upon the terms of the Offer, the Merger Subsidiary will accept for payment and purchase, as soon as practicable after the expiration of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer; provided, however, that Merger Subsidiary shall only be entitled to purchase Shares validly tendered and not withdrawn prior to the expiration of the Offer if it purchases all such Shares pursuant to the Offer.

                  (c) One business day following execution and delivery hereof by the parties hereto, Buyer and Merger Subsidiary shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which shall contain the offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents") and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law. Each of Buyer and Merger Subsidiary, on the one hand, and the Company, on the other hand, agree promptly to correct any information provided by such party (or either of them, in the case of Buyer or Merger Subsidiary) for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Merger Subsidiary further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to the stockholders of the Company, in each case as and to the extent required by applicable Federal securities law. The Company and its counsel shall be given the opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC.

                  SECTION 1.02 Company Action.

                  (a) The Company hereby approves and consents to the Offer, the Merger and the other transactions contemplated by the Transaction Agreements (collectively, the "Transactions") and represents that (i) the Company's Board of Directors (the "Board") has at a meeting duly called and held unanimously (A) approved this Agreement and the Company Stockholder Agreement and the Transactions, including the Offer and the Merger, (B) recommended that holders of Shares accept the Offer, tender their Shares pursuant to the Offer and approve and adopt this Agreement, (C) determined that each of this Agreement, the Offer and the Merger is fair to and in the best interests of the stockholders of the Company, (D) determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the stockholders of the Company, (E) declared that this Agreement is advisable, and (F) consented to the Offer, and (ii) each of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Morgan Stanley & Co. Incorporated ("Morgan Stanley") has delivered to the Board its respective written opinion that the per Share consideration to be received by the Company's stockholders pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view.

                  (b) The Company will promptly furnish Buyer with a list of its stockholders, mailing labels containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, as of the most recent practicable date, and will provide to Buyer such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Buyer may reasonably request in connection with the Offer. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate any documents necessary to consummate the Merger or the Offer, Buyer shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Merger and the Offer and, if this Agreement is terminated in accordance with
Section 10.01, shall, upon request, deliver to the Company all copies of such information then in its possession and deliver copies of such information then in the possession of any person who has obtained such information directly or indirectly from Buyer.

                  (c) Contemporaneously with the commencement of the Offer as provided for in Section 1.01, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "14D-9") which shall reflect the recommendations and actions of the Board referred to above (subject to the fiduciary duties of the Board under applicable law as advised by independent legal counsel (who may be the Company's regularly engaged legal counsel)) and shall mail the 14D-9 to the holders of the Shares. Each of the Company, on the one hand, and Buyer and Merger Subsidiary, on the other hand, agrees promptly to correct any information provided by such party (or either of them, in the case of Buyer or Merger Subsidiary) for use in the 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the 14D-9 as so corrected to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case as and to the extent required by applicable Federal securities law. Buyer, Merger Subsidiary and their counsel shall be given an opportunity to review and comment on the 14D-9 and any amendments thereto prior to filing thereof with the SEC.

                  SECTION 1.03 Directors.

                  (a) Promptly upon the earlier of the purchase by Buyer or any of its subsidiaries of Shares pursuant to the Offer or the Company Stockholders Agreement, and from time to time thereafter, Buyer shall be entitled to designate such number of directors, rounded up to the next whole number (but in no event more than one less than the total number of directors on the Board) as will give Buyer, representation on the Board equal to the product of (x) the total number of directors on the Board (giving effect to any increase in the number of directors pursuant to this Section 1.03) multiplied by (y) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being, the "Board Percentage"), and the Company shall promptly use its reasonable best efforts to satisfy the Board Percentage by, at the option of the Company (i) increasing the size of the Board or (ii) securing the resignations of such number of directors as is necessary to enable Buyer's designees to be elected to the Board and shall use its reasonable best efforts to cause Buyer's designees promptly to be so elected. The Company shall take, at the Company's expense, all lawful action necessary to effect any such election, including, without limitation, mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, unless such information has previously been provided to the Company's stockholders in the 14D-9.

                  (b) The Company represents that, (i) to effect the transactions contemplated by Section 1.03(a), the Board has approved, and has not withdrawn or amended, resolutions (x) to increase the number of members of the Board from 11 to 15 directors, to be effective at such time as Merger Subsidiary purchases Shares pursuant to the Offer or purchases Shares pursuant to the Company Stockholders Agreement, and (y) to elect each of Kevin Hand, David Grigson, Thomas Moloney and Chris Innis to fill the vacancies created by such increase in the number of directors, effective upon such increase and (ii) each of the directors of the Company (other than the Chairman of the Board) has delivered to the Company a letter stating that such director has resigned from the Board, and from each committee thereof, effective at such time as Merger Subsidiary purchases Shares pursuant to the Offer or purchases Shares pursuant to the Company Stockholders Agreement to the extent such resignations are necessary to provide Buyer with its Board Percentage.

                  (c) Following the election or appointment of Buyer's designees pursuant to this Section 1.03 and prior to the Effective Time of the Merger, any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Buyer or Merger Subsidiary or waiver of the Company's rights thereunder, shall require the concurrence of a majority of directors of the Company then in office who are directors on the date hereof.


                                   ARTICLE II

                                   THE MERGER

                  SECTION 2.01 The Merger.

                  (a) At the Effective Time (as defined in Section 2.01(b)), Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law and the terms and conditions of this Agreement, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation"). Notwithstanding the foregoing, Buyer may elect at any time prior to the Merger, instead of merging Merger Subsidiary into the Company as provided above, to merge the Company with and into Merger Subsidiary; provided, however, that the Company shall not be deemed to have breached any of its representations, warranties or covenants set forth in this Agreement solely by reason of such election. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing. At the election of Buyer, any direct or indirect subsidiary of Buyer may be substituted for Merger Subsidiary as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

                  (b) Subject to the terms and conditions of this Agreement, Buyer, Merger Subsidiary and the Company will cause a Certificate of Merger (or, if applicable, a Certificate of Ownership and Merger) to be executed and filed on the Closing Date (as defined in Section 2.01(d)) with the Secretary of State of the State of Delaware and make all other filings required by the Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as such Certificate of Merger (or, if applicable, Certificate of Ownership and Merger) is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in such Certificate of Merger (or, if applicable, Certificate of Ownership and Merger).

                  (c) From and after the Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under the Delaware Law. The Merger shall have the effects set forth in Section 259 of the Delaware Law.

                  (d) The closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the fifth business day after satisfaction or, to the extent permitted by law, waiver of all of the conditions set forth in Article IX hereof (the "Closing Date"), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Street, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties hereto.

                  SECTION 2.02 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or any shares of capital stock of Merger Subsidiary:

                  (a) Each Share of capital stock of the Company held by the Company as treasury stock or owned by Buyer or Merger Subsidiary immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto and each share that is owned by any subsidiary of the Company or Buyer (other than Merger Subsidiary) shall automatically be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

                  (b) Each share of capital stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of capital stock of the Surviving Corporation, par value $0.01 per share, with the same rights and privileges as the shares so converted; and

                  (c) Each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in clause (a) above or as provided in
Section 2.04 with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive $34.00, or any higher price per Share paid in the Offer, in cash without any interest thereon (the "Merger Consideration"). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any Shares shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.03, without interest.

                  SECTION 2.03 Exchange of Shares.

                  (a) Prior to the Effective Time, Buyer shall appoint a bank or trust company to act as paying agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Buyer will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares (such cash being hereinafter referred to as the "Exchange Fund"). For purposes of determining the Merger Consideration to be made available, Buyer shall assume that no stockholder of the Company will perfect his right to appraisal of his, her or its Shares. Promptly after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares (other than as provided in Section 2.02(c)) at the Effective Time (i) a letter of transmittal for use in such exchange (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Paying Agent and shall be in such form and have such other provisions as Buyer may reasonably specify) and (ii) instructions for use in effecting the surrender of the certificates in exchange for the Merger Consideration.

                  (b) After the Effective Time, each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing any such Shares, together with a properly completed letter of transmittal covering such Shares, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive the Merger Consideration payable in respect of such Shares and the certificate so surrendered shall forthwith be cancelled. Until so surrendered, each such certificate shall (other than as provided in Section 2.04), after the Effective Time, represent for all purposes only the right to receive such Merger Consideration, and shall automatically be cancelled and shall cease to exist. No interest shall be paid or accrued on such Merger Consideration.

                  (c) If any portion of the Merger Consideration payable in respect of any Share is to be paid to a person other than the registered holder of the Shares represented by the certificate or certificates surrendered, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall have paid to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares or have established to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (d) The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distribution with a record date prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares. If, after the Effective Time, any certificates formerly representing Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

                  (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to paragraph (a) of this Section 2.03 that remains unclaimed by the holders of Shares entitled thereto six months after the Effective Time shall be returned to Buyer, upon demand, and any stockholder of the Company who has not exchanged his Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of his Shares.

                  (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to paragraph (a) of this Section 2.03 to pay for Shares for which appraisal rights shall have been perfected shall be returned to Buyer, upon demand.

                  (g) None of Buyer, Merger Subsidiary, the Company or the Exchange Agent shall be liable to any holder of the Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.05), any such shares, cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (h) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Buyer, on a daily basis. Any interest and other income resulting from such investments shall be paid to Buyer.

                  (i) Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Buyer.

                  SECTION 2.04 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, Shares ("Appraisal Shares") outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand and has properly demanded appraisal for such Shares pursuant to and who complies in all respects with, Section 262 of the Delaware Law shall not be converted into a right to receive the Merger Consideration, but rather the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262 of the Delaware Law, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration payable in respect of such Shares pursuant to Section 2.02. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.
The Company shall not, except with
the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

                  SECTION 2.05 Stock Options; Warrants.

                  (a) Immediately prior to the Effective Time, each then outstanding option to purchase any shares of capital stock of the Company (in each case, an "Option"), whether or not then vested or exercisable, shall be cancelled by the Company and in consideration of such cancellation and except to the extent that Buyer or Merger Subsidiary and the holder of any such Option otherwise agree, the Company (or, at Buyer's option, Merger Subsidiary) shall pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price per Share subject to each such Option multiplied by (B) the number of Shares for which such Option shall not theretofore have been exercised (net of withholding taxes and without interest).

                  (b) The Company shall cause all stock option or other equity based plans maintained with respect to the Shares, including, without limitation, the Company's 1997 Long-Term Equity Incentive Plan and the Stock Purchase Plan (collectively, the "Stock Option Plans"), to terminate as of the Effective Time and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of an Option or any participant in the Stock Option Plans shall have any right thereunder to acquire any capital stock of the Company, Buyer, Merger Subsidiary or the Surviving Corporation.

                  (c) Prior to the Effective Time, the Company shall (i) obtain all necessary consents from, and provide (in a form acceptable to Buyer) any required notices to, holders of Options and Warrants (as defined in Section 2.05(d)) and (ii) amend the terms of the Stock Option Plans and Warrants, in each case as is necessary to give effect to the provisions of paragraphs (a),
(b) and (d) of this Section 2.05. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Buyer's request, be withheld in respect of any Option or Warrants, as the case may be, until all necessary consents are obtained.

                  (d) Immediately prior to the Effective Time, each then outstanding warrant to purchase any shares of capital stock of the Company (the "Warrants"), whether or not then exercisable, shall be canceled by the Company and in consideration of such cancellation and except to the extent that Buyer or Merger Subsidiary and the holder of any such Warrant otherwise agree, the Company (or, at Buyer's option, Merger Subsidiary) shall pay to such holders of the Warrants an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price per Share subject to each such Warrant multiplied by (B) the number of Shares for which such Warrant shall not theretofore have been exercised (net of withholding taxes and without interest).


                                   ARTICLE III

                            THE SURVIVING CORPORATION

                  SECTION 3.01 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to read substantially in the form of Exhibit C and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                  SECTION 3.02 Bylaws. The Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in accordance with applicable law.

                  SECTION 3.03 Directors and Officers. Immediately after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed in accordance with the Certificate of Incorporation and Bylaws of Merger Subsidiary and with applicable law, as the case may be, the directors of Merger Subsidiary at the Effective Time shall be elected to serve as the directors of the Surviving Corporation, and the officers of the Company at the Effective Time shall be elected to serve as the officers of the Surviving Corporation.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Buyer and Merger Subsidiary as follows:

                  SECTION 4.01 Organization and Qualification; Subsidiaries.

                  (a) Each of the Company and each Company Subsidiary (as defined below) is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals individually or in the aggregate, has not had, and is not reasonably expected to have, a Company Material Adverse Effect (as defined below). The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that individually or in the aggregate, have not had, and are not reasonably expected to have, a Company Material Adverse Effect. The term "Company Material Adverse Effect" means a material adverse effect on the business, results of operations or financial condition of the Company and the Company Subsidiaries (as defined below), taken as a whole, or prevents or materially delays the ability of the Company to perform its obligations under this Agreement or to consummate the Offer, the Merger or the other Transactions; provided, however, that in determining whether there has been a "Company Material Adverse Effect," the following shall be disregarded: any material adverse effect that results substantially from (i) the breach by Buyer or Merger Subsidiary of this Agreement or (ii) any decline in the Company's stock price (which shall not, in and of itself, constitute a "Material Adverse Effect").

                  (b) Section 4.01(b) of the schedule, dated as of the date of this Agreement, from the Company to Buyer and Merger Subsidiary and entitled "Company Disclosure Schedule" (the "Company Disclosure Schedule") lists each Company Subsidiary and the Company's ownership interest therein. Each subsidiary of the Company (a "Company Subsidiary") that constitutes a "significant subsidiary" of the Company within the meaning of Rule 1-02(w) of Regulation S-X of the SEC is referred to herein as a "Material Subsidiary."

                  SECTION 4.02 Certificate of Incorporation and By-Laws. The Company has heretofore made available to Buyer a complete and correct copy of the Certificate of Incorporation and the By-Laws or equivalent organizational documents, each as amended to the date of this Agreement, of the Company and of each Material Subsidiary. Such Certificates of Incorporation, By-Laws and equivalent organizational documents are in full force and effect. Neither the Company nor any Material Subsidiary is in violation of any provision of its Certificate of Incorporation, By-Laws or equivalent organizational documents, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  SECTION 4.03 Capitalization. The authorized capital stock of the Company consists of 75,000,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A

Common"), 25,000,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common"), and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock" and together with the Shares, the "Company Capital Stock"). As of the close of business on December 14, 1998, (a) there were 26,871,538 shares of Class A Common outstanding, (b) there were 7,886,290 shares of Class B Common outstanding, and (c) there were no shares of Preferred Stock outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and have no preemptive rights. As of the close of business on December 14, 1998, there were 35,000 shares of Class A Common reserved for issuance upon exercise of the Warrants and 2,041,269 shares of Class A Common reserved for issuance upon exercise of the Options. As of the close of business on December 14, 1998, the Company had granted Options (which had not expired) to acquire an aggregate of 970,394 shares of Class A Common, of which Options to acquire an aggregate of 206,697 shares of Class A Common Stock were fully vested and exercisable as of such date. At the close of business on December 14, 1998, the Company had issued Warrants (which had not expired) to acquire an aggregate of 35,000 shares of Class A Common, of which Warrants to acquire an aggregate of 35,000 shares of Class A Common were fully vested and exercisable as of such date. Except for (i) the Company's Employee Stock Discount Purchase Plan (the "Stock Purchase Plan"),
(ii) the Options, (iii) the Warrants, and (iv) the outstanding shares of Class B Common, there are no options, warrants, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, or other rights, agreements, arrangements, commitments, contracts or undertakings of any character to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any securities convertible or exercisable or exchangeable for any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt (as defined below), (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right security, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock. All shares of the Class A Common subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Law, the Certificate of Incorporation, the By-Laws or any contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote ("Voting Company Debt"). There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company Capital Stock or any capital stock of any Company Subsidiary, or to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever (collectively, "Liens").

                  SECTION 4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize any Transaction Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Class A Common and the filing of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Merger Subsidiary, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in proceedings in equity or at law).

                  SECTION 4.05 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by the Company do not and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to any Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) except as set forth in Section 4.05 of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (a "Contract") to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults, losses or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, license, authorization, registration, order or permit of, or filing with or notification to, any Federal, state, local or foreign government or any court of competent jurisdiction, or other governmental, administrative or regulatory authority, commission or agency, domestic or foreign (each a "Governmental Entity"), except for (A) applicable requirements of the Exchange Act, (B) compliance with and filings under the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (C) filing of appropriate merger documents as required by Delaware Law, and (D) such other consents, approvals, authorizations, permits, filings or notifications not obtained or made prior to consummation of the Offer the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

                  SECTION 4.06 Compliance. Except as set forth in Section 4.06 of the Company Disclosure Schedule, the Company and the Company Subsidiaries are in compliance with and are not in conflict with, or in default or violation of,
(a) any law, rule, regulation, order, judgment or decree (including, without limitation, laws, rules and regulations relating to franchises) applicable to the Company or any Material Subsidiary or by which any property or asset of the Company or any Material Subsidiary is bound or affected, including those relating to occupational health and safety and the environment ("Applicable Law"), or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Material Subsidiary is a party or by which the Company or any Material Subsidiary or any property or asset of the Company or any Material Subsidiary is bound or affected, except for such instances of noncompliance, conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in
Section 4.06 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance with any Applicable Law, except for such instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section 4.06 does not relate to matters with respect to Taxes, which are the subject of Section 4.10.

                  SECTION 4.07 SEC Filings; Financial Statements.

                  (a) The Company has filed all forms, reports, registration statements, proxy statements, schedules and documents required to be filed by it with the SEC since October 3, 1997 and has heretofore made available to Buyer, in the form filed with the SEC (excluding any exhibits thereto), (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Form 10-K"), (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998 (the "Third Quarter Form 10-Q"),
(iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since October 1, 1997 and (iv) all other forms, reports, other registration statements and schedules (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above and preliminary materials) filed by the Company with the SEC since October 3, 1997 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "Company SEC Reports"). The Company SEC Reports and any forms, reports and other documents filed by the Company with the SEC after the date of this Agreement (x) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries, as the case may be, as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount). Except as set forth in the Filed Company SEC Documents (as defined in Section 4.09), neither the Company nor any Company Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

                  SECTION 4.08 Disclosure Documents.

                  (a) Each document filed or required to be filed by the Company with the SEC in connection with the Transactions (the "Company Disclosure Documents"), including, without limitation, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, the 14D-9 and any amendments or supplements to any thereof will comply as to form with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

                  (b) At the time the Company Proxy Statement or any amendment or supplement thereto is mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing with the SEC or any other governmental authority of any Company Disclosure Documents and any amendment or supplement thereto (other than the Company Proxy Statement), at the time such document is filed with the SEC, at any time it is amended or supplemented and at the time of any distribution thereof to the Company's stockholders and throughout the remaining pendency of the Offer each such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact required therein or necessary in order to make the statements made therein not misleading. The representations and warranties contained in this subsection (b) will not apply to statements or omissions in the Company Disclosure Documents based upon information furnished in writing to the Company by Buyer or Merger Subsidiary specifically for use therein.

                  (c) The information with respect to the Company or any Company Subsidiary furnished by the Company or its affiliates to Buyer in writing specifically for use in the Offer and the Offer Documents shall not contain, as of the date the Offer Documents are filed, any untrue statement of a material fact or omit to state a material fact required therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any such information provided by the Company or its affiliates shall, after the filing of the Offer Documents or any other document filed by Buyer or Merger Subsidiary with the SEC, become false or misleading in any material respect, the Company shall promptly notify Buyer and update such information in writing.

                  SECTION 4.09 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or in Section 4.09 of the Company Disclosure Schedule, from the date of the most recent financial statements included in the Filed Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

                  (i) any event, change, effect or development that, individually, in the aggregate or when taken together with all such events, changes, effects and developments that have occurred since January 1, 1998, has had or would reasonably be expected to have a Company Material Adverse Effect;

                  (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock;

                  (iii) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

                  (iv) (A) any granting by the Company or any Company Subsidiary to any director or executive officer of the Company or any Company Subsidiary of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any Company Subsidiary to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents, or (C) any entry by the Company or any Company Subsidiary into any employment, severance or termination agreement with any such director or executive officer;

                  (v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company and the Company Subsidiaries, except insofar as may have been required by a change in GAAP; or

                  (vi) any elections with respect to Taxes (as defined in Section 4.10) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.

                  SECTION 4.10 Taxes.

                  (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid.

                  (b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.

                  (c) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is bound by any agreement with respect to Taxes.

                  (d) Since the formation of the Company, no Federal income Tax Return of the Company or any Company Subsidiary consolidated in such Return has been examined by or settled with the United States Internal Revenue Service.

                  (e)      For purposes of this Agreement:

                  "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

                  "Tax Return" means all Federal, state, local, provincial and foreign Tax Returns, declarations, statements, reports, schedules, forms and information Returns and any amended Tax Return relating to Taxes.

                  SECTION 4.11 Absence of Changes in Benefit Plans. Except as disclosed in the Filed Company SEC Documents or in Section 4.11 of the Company Disclosure Schedule, from the date of the most recent financial statements included in the Filed Company SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, "Company Benefit Plans"). Except as disclosed in the Filed Company SEC Documents or in Section 4.11 of the Company Disclosure Schedule, as of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former executive officer or director of the Company or general severance or termination benefits plans or policies.

                  SECTION 4.12 ERISA Compliance: Excess Parachute Payments.

                  (a) Section 4.12 of the Company Disclosure Schedule contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employees, officers or directors of the Company or any Company Subsidiary. The Company has made available to Buyer true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof), (ii) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and
(iv) each trust agreement and group annuity contract relating to any Company Benefit Plan.

                  (b) Except as disclosed in Section 4.12 of the Company Disclosure Schedule, all Company Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. Each Company Benefit Plan has been administered in accordance with its terms and applicable law, including the Code and ERISA.

                  (c) Except as disclosed in Section 4.12 of the Company Disclosure Schedule, no Company Pension Plan, other than any Company Pension Plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Company Multiemployer Pension Plan"), had, as of the respective last annual valuation date for each such Company Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Buyer. None of the Company Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. With respect to any Pension Plan subject to Title IV of ERISA, the Company has not incurred any material liability to such Company Pension Plan or to the Pension Benefit Guaranty Corporation, other than for the payment of premiums, all of which have been paid when due. None of the Company, any Company Subsidiary, any officer of the Company or any of its Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under
Section 502(i) or 502(1) of ERISA. None of such Company Benefit Plans and trusts has been terminated, nor has there been any reportable event (as that term is defined in Section 4043 of ERISA) with respect to any Company Benefit Plan during the last five years. Neither the Company nor any Company Subsidiary has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any of the Company Multiemployer Pension Plans. The Company has not received any notification to the effect that any Company Multiemployer Pension Plan is in reorganization or is insolvent.

                  (d) With respect to any Company Benefit Plan that is an employee welfare benefit plan, except as disclosed in Section 4.12 of the Company Disclosure Schedule, (i) no such Company Benefit Plan is unfunded or funded through a "welfare benefits fund" (as such term is defined in Section 419(e) of the Code), (ii) each such Company Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) of the Code and (iii) each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company and the Company Subsidiary on or at any time after the Effective Time.

                  (e) Except as listed in Section 4.12 of the Company Disclosure Schedule, no employee of the Company or any Company Subsidiary will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan as a result of the Transactions. Other than payments that may be made to the persons listed in the Company Disclosure Schedule (the "Primary Company Executives"), any amount that could be received (whether in cash or property or the vesting of property) as a result of the Offer, the Merger or any other Transaction by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code). Set forth in Section 4.12 of the Company Disclosure
Schedule is (i) the estimated maximum amount that could be paid to each Primary Company Executive as a result of the Offer, the Merger and the other Transactions under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect and (ii) the "base amount" (as defined in Section 280G(b)(3) of the Code) for each Primary Company Executive calculated as of the date of this Agreement.

                  SECTION 4.13 Litigation. Except as disclosed in the Filed Company SEC Documents or in Section 4.13 of the Company Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (and the Company is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, order, or decree ("Judgment") outstanding against the Company or any Company Subsidiary that has had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.14 Environmental Matters.

                  (a) Neither the Company nor any Company Subsidiary (i) has placed, held, located, released, transported or disposed of any Hazardous Substances (as defined below) on, under, from or at any of the Company's or any Company Subsidiary's properties or any other properties, other than in a manner that would not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (ii) is aware of the presence of any Hazardous Substances on, under or at any of the Company's or any Company Subsidiary's properties or any other property but arising from the Company's or any Company Subsidiary's properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, or (iii) during the preceding five years, has received any written notice (A) of any violation of any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control or regarding Hazardous Substances (collectively, "Environmental Laws") on or under any of the Company's or any Company Subsidiaries' properties or any other properties, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any Company Subsidiary's properties or any other properties, or (D) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any Company Subsidiary's properties or any other properties, except in each case for the notices set forth in Section 4.14 of the Company Disclosure Schedule and except for any such violations, suits, actions, claims, proceedings, investigations, remediation requirements or payment as would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term "Hazardous Substance" shall mean any toxic or hazardous wastes, materials or substances, including asbestos, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous substances," "hazardous wastes," "hazardous materials" or "toxic substances" under any Environmental Law.

                  (b) Except as set forth in Section 4.14 of the Company Disclosure Schedule, no Environmental Law imposes any obligation upon the Company or the Company Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree, except for any such obligation the failure to comply with which would not reasonably be expected to have a Company Material Adverse Effect. No Lien has been placed upon any of the Company's or the Company Subsidiaries' properties under any Environmental Law.

                  SECTION 4.15 Contracts. Except as disclosed in Section 4.15 of the Company Disclosure Schedule, there are no contracts or agreements that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and the Company Subsidiaries taken as a whole. Neither the Company nor any of the Company Subsidiaries is in violation of or in default in any material respect under any contract disclosed in Section 4.15 of the Company Disclosure Schedule (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation or default).

                  SECTION 4.16 Labor Matters. Except as set forth in Section
4.16 of the Company Disclosure Schedule, there are no collective bargaining or other labor union agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound. To the best knowledge of the Company, since December 31, 1997, neither the Company nor any of the Company Subsidiaries has encountered any labor union organizing activity with respect to its emphasis, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

                  SECTION 4.17 Transactions with Affiliates. Except as set forth in Section 4.17 of the Company Disclosure Schedule or the Filed Company SEC Documents, there is no agreement, contract or other arrangement between the Company or any Company Subsidiary, on the one hand, and any affiliates of the Company or any Company Subsidiary (other than the Company or a Company Subsidiary), on the other hand, and none of such agreements will continue in effect subsequent to the Closing. Except as set forth in Section 4.17 of the Company Disclosure Schedule, after the Effective Time none of the Company's affiliates (other than Merger Subsidiary or Buyer) will have any interest in any property (real or personal, tangible or intangible) or contract used in or pertaining to the business of the Surviving Corporation. Except as set forth in
Section 4.17 of the Company Disclosure Schedule, no affiliate of the Company provides material services to the Company or any of the Company Subsidiaries.

                  SECTION 4.18 Brokers; Schedule of Fees and Expenses. Except for DLJ and Morgan Stanley, whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary (or any director or officer thereof) who is entitled to any fee or commission from the Company or any Company Subsidiary upon consummation of the transactions contemplated by this Agreement. The estimated fees and expenses incurred and to be incurred by the Company in connection with the Offer, the Merger and the other Transactions (including the fees of DLJ and Morgan Stanley and the fees of the Company's legal counsel) are set forth in Section 4.18 of the Company Disclosure Schedule. The Company has furnished to Buyer a true and complete copy of all agreements between the Company and DLJ and Morgan Stanley relating to the Offer, the Merger and the other Transactions.

                  SECTION 4.19 Applicability of Section 203 of Delaware Law.
Section 203 of Delaware Law will not apply to the Offer, the acquisition of Shares pursuant to the Offer or the Merger. The resolutions of the Board referred to in Section 1.02(a) are sufficient to render inapplicable to Buyer and Merger Subsidiary and the Transaction Agreements, the Offer, the Merger and the other Transactions (i) the provisions of Section 203 of the Delaware Law and
(ii) the provisions of Article XI of the Certificate of Incorporation. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Offer, the Merger or any other Transaction. The Company has been advised by each of its directors and executive officers that each such person intends to tender all Shares owned by such person pursuant to the Offer, except to the extent of any restrictions created by Section 16(b) of the Exchange Act.

                  SECTION 4.20 Voting Requirements. In the event that Section 253 of Delaware Law is inapplicable and unavailable to effectuate the Merger, the only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding shares of Class A Common (the "Company Stockholder Approval"). The affirmative vote of the holders of Company Capital Stock, or any of class or series of Company Capital Stock, is not necessary to consummate the Offer or any Transaction other than the Merger. The holders of Class B Common are not entitled to vote on the approval and adoption of this Agreement.

                  SECTION 4.21 Opinion of Financial Advisors. The Company has received the opinions of DLJ and Morgan Stanley to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Buyer. The Company has been authorized by DLJ and Morgan Stanley to permit the inclusion of such opinion in its entirety in the 14D-9 and the Company Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to DLJ and Morgan Stanley and their respective counsel.

                  SECTION 4.22 Major Advertisers. During the year ended December 31, 1997 and from January 1, 1998 through November 30, 1998, (i) no single advertiser accounted for 5% or more of the consolidated revenues of the Company and the Company Subsidiaries for such periods and (ii) the ten largest advertisers of the Company and the Company Subsidiaries accounted for no more than 25% of the consolidated revenues of the Company and the Company Subsidiaries for such periods. From the date of the most recent financial statements included in the Filed Company SEC Documents to the date of this Agreement, none of the ten largest advertisers of the Company as of the date hereof has informed the Company that such advertiser intends to cease doing business with the Company.

                  SECTION 4.23 Intellectual Property. Section 4.23 of the Company Disclosure Schedule lists all current registered and material unregistered trademarks and service marks, trade names and any applications therefor owned by the Company or the Company Subsidiaries (the "Company Intellectual Property Rights"), and specifies the jurisdictions, if any, in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Section 4.23 of the Company Disclosure Schedule lists (i) all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Company Intellectual Property Right and (ii) all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party trademarks or service marks of a third party in conjunction with any product or service, and identities of all parties thereto and the trademarks or service marks licensed. Except as set forth in
Section 4.23 of the Company Disclosure Schedule, the Company or one of the Company Subsidiaries owns, or has the right to use in the manner currently being used by the Company or one of the Company Subsidiaries, without payment to any other person, the Company Intellectual Property Rights listed in Section 4.23 of the Company Disclosure Schedule and the consummation of the Transactions will not conflict with, alter or impair any such rights.

                  SECTION 4.24 Year 2000 Compliance. Schedule 4.24 of the Company Disclosure Schedule sets forth the Company's good faith assessment as to whether the computer software used by the Company can reasonably be expected to process information including the transition from December 31, 1999 to January 1, 2000 and dates in the year 2000 (and later years) as distinct from 1900's years (commonly referred to as the "Year 2000" problem) in all material respects in accordance with its intended purposes as of such dates, the steps that the Company will likely be required to take to ensure that such computer software used by the Company shall process such information in all material respects in accordance with its intended purposes, and the Company's good faith assessment of the expenditures that the Company is likely to incur in connection therewith.


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to the Company that:

                  SECTION 5.01 Organization and Qualification; Subsidiaries. Each of Buyer and Merger Subsidiary is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals, individually or in the aggregate, has not had, and would not reasonably be expected to have a Buyer Material Adverse Effect (as defined below). Each of Buyer and Merger Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had, and would not reasonably expected to have a Buyer Material Adverse Effect. The term "Buyer Material Adverse Effect" means a material adverse effect on the business, results of operations or financial condition of Buyer and each of Buyer's subsidiaries (collectively, the "Buyer Subsidiaries"), taken as a whole, or prevents or materially delays the ability of Buyer or Merger Subsidiary to perform its obligations under this Agreement or to consummate the Offer, the Merger or the other Transactions; provided, however, any material adverse effect that results substantially from the breach by the Company of this Agreement shall be disregarded in determining whether there has been a "Buyer Material Adverse Effect."

                  SECTION 5.02 Certificate of Incorporation and By-Laws. Buyer has heretofore made available to the Company a complete and correct copy of the Certificate of Incorporation and the By-Laws or equivalent organizational documents, each as amended to the date of the Agreement, of Buyer and Merger Subsidiary. Such Certificates of Incorporation, By-Laws and equivalent organizational documents are in full force and effect. Neither Buyer nor Merger Subsidiary is in violation of any provision of its Certificate of Incorporation, By-Laws or equivalent organizational documents, except for such violation that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

                  SECTION 5.03 Authority Relative to this Agreement. Each of Buyer and Merger Subsidiary has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Buyer Shareholder Approval (as defined below), to consummate the Transactions. The execution and delivery of this Agreement by Buyer and Merger Subsidiary and the consummation by Buyer and Merger Subsidiary of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the Transactions (other than the approval of the Transaction Agreements, the Offer and the Merger by Buyer's shareholders to the extent required under the rules of the London Stock Exchange (the "Buyer Shareholder Approval") and, with respect to the Merger, the filing of the appropriate merger documents with the Secretary of the State of Delaware as required by Delaware Law). The Buyer Shareholder Approval shall require only the affirmative vote of the holders of a majority of all of the outstanding ordinary shares of Buyer that are entitled to vote upon the proposals to approve the Transaction Agreements and are present or represented by proxy at the Buyer Shareholders Meeting (as defined in Section 7.08). This Agreement has been duly and validly executed and delivered by Buyer and Merger Subsidiary and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Buyer and Merger Subsidiary, enforceable against Buyer and Merger Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 5.04 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by Buyer and Merger Subsidiary do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or equivalent organizational documents of Buyer or Merger Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Buyer or any Buyer Subsidiary or by which any property or asset of Buyer or any Buyer Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Buyer or any Buyer Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or any Buyer Subsidiary is a party or by which Buyer or any Buyer Subsidiary or any property or asset of Buyer or any Buyer Subsidiary is bound or affected, except in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by Buyer and Merger Subsidiary do not, and neither the performance of this Agreement by Buyer and Merger Subsidiary nor the consummation of the Transactions by the Company will, require any consent, approval, authorization, order or permit of, or filing with or notification to, any Governmental Entity, except for (A) applicable requirements of the Exchange Act, (B) compliance with and filings under the pre-merger notification requirements of the HSR Act, (C) filing of appropriate merger documents with the Secretary of State of the State of Delaware as required by Delaware Law, (D) Buyer Shareholder Approval and (E) such other consents, approvals, authorizations or permits, filings or notifications, not obtained or made prior to consummation of the Offer the failure of which to be obtained or made would not prevent or delay consummation of the Merger, or otherwise prevent Buyer or Merger Subsidiary from performing its obligations under this Agreement in any material respect, and which, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

                  SECTION 5.05 Documents Relating to Offer; Company Proxy Statement. The Offer Documents and the Offer will comply in all material respects with the applicable requirements of the Exchange Act, except that no representation is made by Buyer or Merger Subsidiary with respect to information supplied in writing by the Company specifically for use in the Offer Documents. None of the information that may be supplied in writing by Buyer or its affiliates specifically for use in the Company Proxy Statement, the 14D-9 or any other document filed or to be filed with the SEC will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any such information provided by Buyer or its affiliates shall, after the filing of the 14D-9, the Company Proxy Statement or any other document filed by the Company with the SEC, become false or misleading in any material respect, Buyer shall promptly notify the Company and update such information in writing.

                  SECTION 5.06 Financing. Merger Subsidiary has, or Buyer will cause Merger Subsidiary to have, sufficient funds available to purchase all Shares outstanding for the Merger Consideration on the termination date of the Offer and otherwise comply with the terms set forth herein (the "Financing").

                  SECTION 5.07 Brokers. Except for J. Henry Schroder & Co. Limited , whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary who might be entitled on account of any agreement binding upon Buyer, Merger Subsidiary or any of their respective affiliates to any fee or commission upon consummation of the transactions contemplated by this Agreement.

                  SECTION 5.08. Director Recommendations. The Directors of Buyer have at a meeting duly called and held unanimously (a) approved the Agreement and the Transactions, including the Offer and the Merger and (b) recommended that the shareholders of Buyer approve this Agreement and all actions contemplated hereby that require the approval of Buyer's shareholders.

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

                  SECTION 6.01 Conduct of the Company. The Company covenants and agrees that, between the date of this Agreement and continuing until the earlier to occur of the Effective Time or the election of the Buyer's designees representing a majority of the members of the Board in accordance with Section 1.03, unless Buyer shall have consented in writing, the businesses of the Company and the Company Subsidiaries shall be conducted in, and the Company and the Company Subsidiaries shall not take any action except in the ordinary course of business, consistent with past practice, and the Company shall, and shall cause the Company Subsidiaries to, use their respective reasonable best efforts to preserve substantially intact their respective business organizations, to keep available the services of their respective current officers, employees and consultants and to preserve their respective relationships with customers, suppliers, licensors, licensees, distributors and other persons with which it or any of the Company Subsidiaries has significant business relations as well as with officials and employees of government agencies and other entities which regulate the Company, the Company Subsidiaries and their business to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time; provided, that notwithstanding the foregoing or the following provisions, the Company may take all actions necessary and desirable to consummate the Transactions and incur and pay the fees and expenses in connection therewith disclosed in Section 4.18. By way of amplification and not limitation, except
(i) as expressly contemplated by this Agreement, or (ii) as set forth on Section
6.01 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or agree to do, any of the following without the prior written consent of Buyer:

                  (a) amend or otherwise change the certificate of incorporation, by-laws or other comparable charter or organizational document of the Company or any Company Subsidiary;

                  (b) (i) issue, deliver, grant or sell, or authorize the issuance or sale of, any shares of capital stock of any class of, or any Voting Company Debt, or any other ownership interest in, the Company or any of the Company Subsidiaries, or any options, warrants or other securities or rights convertible into, exchangeable for, evidencing the right to subscribe for or purchase, or otherwise providing for the right to acquire capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company or any of the Company Subsidiaries (other than the issuance of shares of capital stock in connection with (A) the exercise of the Options or the Warrants, (B) the then current offering period in effect under the Stock Purchase Plan as in effect on the date of this Agreement or (C) the conversion of shares of Class B Common to Class A Common at the request of the holder thereof), or (ii) authorize the sale of any assets of it or any of the Company Subsidiaries, except for sales in the ordinary course of business or which, individually, do not exceed $1.0 million or which, in the aggregate, do not exceed $3.0 million, or (iii) amend, waive or otherwise modify any of the terms of any option, warrant or stock option plan of the Company or any Company Subsidiary, including without limitation the Options, the Warrants and the Stock Purchase Plan;

                  (c) declare, set aside or pay any dividend on or other actual, constructive or deemed distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than a divided or distribution payable solely to the Company or a Company Subsidiary) or otherwise make any payments to stockholders in their capacity as stockholders;

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than shares of Class B Common upon conversion to Class A Common at the request of the holder thereof;

                  (e) (i) acquire or agree to acquire (for cash, shares of stock or other consideration) (including, without limitation, by merger, consolidation, or acquisition of stock or assets or by any other manner) any corporation, partnership, joint venture, association or other business organization or any division thereof (or a substantial portion of the assets thereof) or any other assets, except for (A) such acquisitions which, individually or in the aggregate, do not exceed $1.0 million or, (B) any acquisition described in Section 6.01 of the Company Disclosure Schedule; (ii) incur any indebtedness for borrowed money or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company, except (A) to finance any acquisition permitted under this Section 6.01(e) or (B) borrowings under existing bank lines of credit incurred in the ordinary course of business consistent with past practices, or (iii) enter into or amend any contract, agreement, commitment or arrangement to effectuate any prohibited matter set forth in this Section 6.01(e);

                  (f) hire any employee with aggregate annual compensation and benefits in excess of $100,000, or adopt, enter into, establish or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee that increase in any manner the compensation, retirement, welfare or fringe benefits of any director, officer or employee, or pay any benefit not required by any existing plan, agreement or arrangement (including without limitation the granting of stock options or stock appreciation rights) or take any action or grant any benefit not expressly required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, except pursuant to collective bargaining agreements as presently in effect;

                  (g) take any action, other than as required by a change in GAAP, with respect to accounting methods, practices, policies or procedures;

                  (h) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Material Subsidiaries;

                  (i) make or change any Tax election or settle or compromise any material Tax liability or refund;

                  (j) (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice,
(ii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (iii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

                  (k) other than in the ordinary course of business consistent with past practice, waive any rights of substantial value or make any payment, direct or indirect, of any material liability of the Company or any of the Company Subsidiaries before the same comes due in accordance with its terms;

                  (l) fail to maintain its existing insurance coverage of all types in effect or, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies;

                  (m) enter into any collective bargaining agreement;

                  (n) sell, lease, license or otherwise dispose of or subject to any Lien (other than Permitted Liens) any properties or assets, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

                  (o) make or agree to make any new capital expenditure that is in excess of $500,000 (except to consummate any acquisition not prohibited by Section 6.01(e));

                  (p) initiate or threaten litigation against any third party;

                  (q) (i) make any changes in advertising or subscription rates, policies or procedures that are not consistent with past practices or (ii) make any material change in advertising or subscription rates, policies or procedures (whether or not consistent with past practices);

                  (r) launch any new magazine or other product in excess of $1,000,000 (losses to profits for whole project); or

                  (s) authorize any of, or commit or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  SECTION 6.02 Stockholders' Meeting; Proxy Materials. Unless Buyer or Merger Subsidiary acquires at least (x) 90% of the outstanding shares of the Class A Common, and (y) 90% of the outstanding shares of Class B Common, in which case Buyer shall cause the Merger to become effective as soon as practicable after the expiration of the Offer without a vote of the Company's stockholders as permitted under Delaware Law, if required by applicable law the Company shall cause a special meeting of its stockholders (the "Company Stockholders Meeting") to be duly called and held as soon as reasonably practicable after the purchase of Shares pursuant to the Offer for the purpose of acting upon proposals to adopt this Agreement and all actions contemplated hereby that require the approval of the Company's stockholders. The Board shall recommend approval and adoption of this Agreement by the Company's stockholders, unless the Board after consultation with and based upon advice of legal counsel (who may be the Company's regularly engaged legal counsel) determines in good faith that such action is necessary for the Board to comply with its fiduciary duties to stockholders under applicable law. In connection with the Company Stockholders Meeting, the Company shall in accordance with applicable law and after consultation with Buyer prepare and file with the SEC a preliminary Company Proxy Statement relating to the matters to be considered at the Company Stockholders Meeting, respond promptly to any comments made by the SEC with respect to the preliminary Company Proxy Statement and cause a definitive Company Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after filing with the SEC.

                  SECTION 6.03 Access to Information. The Company will, and will cause each of the Company Subsidiaries to, give Buyer, Buyer's officers, employees, counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours during the period prior to the Effective Time to all their respective employees, offices, properties, books and records of the Company and furnish to Buyer, its officers, employees, counsel, financial advisors, auditors and authorized representatives such financial and operating data and other information as such persons may reasonably request, and will cause the Company's and the Company Subsidiaries' employees, counsel and financial advisors to cooperate with Buyer, in each case in order to facilitate an orderly transition of the ownership of the Company to Buyer; provided, however, that the Company shall not be required to disclose information that would otherwise jeopardize protections offered under the attorney-client privilege or the work product doctrine or would violate an existing confidentiality agreement under which the Company or a Company Subsidiary is bound. Without limiting the generality of the foregoing, the Company shall, within two business days of request therefor, provide to Buyer the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Shares would be entitled under Section 220 of the Delaware Law (assuming such holder met the requirements of such section).

                  SECTION 6.04 No Solicitations.

                  (a) From and after the date hereof until the termination of this Agreement, the Company shall not, and shall cause each of the Company Subsidiaries and its and their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of the Company Subsidiaries) not to, directly or indirectly, invite, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), any inquiries or the making of any proposal that constitutes any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its respective officers, directors or employees or any of the Company Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of the Company Subsidiaries to take any such action; provided, however, that nothing contained in this Section 6.04 shall prohibit the Board, or any of the Company's financial advisors or attorneys, officers, directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii) (A) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if prior to providing such information the Board informs such person in writing of the existence and the material terms of the Company Stockholders Agreement and receives from such person an executed confidentiality agreement on terms substantially equivalent to those contained in the Confidentiality Agreement (as defined in Section 7.01); (B) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; or (C) recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (A), (B) or (C) above, the Board determines in good faith after consultation with independent legal counsel (who may be the Company's regularly engaged legal counsel) that such action is necessary in order for the Board to comply with its fiduciary duties to stockholders under applicable law and (ii) in each case referred to in clause (B) or (C) above, the Board determines in good faith (after consultation with its independent legal counsel, who may be the Company's regularly engaged legal counsel, and financial advisor) that such Acquisition Proposal is reasonably capable of being consummated, taking into account all legal, financial and regulatory aspects of the proposal, the terms of the Company Stockholders Agreement and the person making the proposal and that such Acquisition Proposal would, if consummated, be more favorable, from a financial point of view (either short or long-term), to the stockholders of the Company than the Transactions (any such more favorable Acquisition Proposal satisfying all the criteria of this clause (ii) being referred to in this Agreement as a "Superior Proposal"). For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions between the Company, Buyer and Merger Subsidiary contemplated hereunder) involving the Company or any of the Company Subsidiaries: (i) any merger, consolidation, share exchange or other similar transaction involving the Company; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith. The Company represents that neither it nor, to its knowledge without independent inquiry having been made, any of its stockholders is a party to or bound by any agreement with respect to an Acquisition Proposal.

                  (b) The Company promptly shall advise Buyer orally and in writing of any Acquisition Proposal or any inquiry with respect to any Acquisition Proposal including any change to the material terms of any such Acquisition Proposal or inquiry. The Company shall keep Buyer fully informed of the status including any change to the material terms of any such Acquisition Proposal or inquiry.

                  SECTION 6.05 Notices of Certain Events. The Company shall promptly notify Buyer orally and in writing of and consult with Buyer with respect to:

                  (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                  (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company or any

Company Subsidiary on the date of this Agreement which will preclude the consummation of the Transactions or result in, or is reasonably likely to result in, a Company Material Adverse Effect;

                  (d) the occurrence, or non-occurrence, of any event which would or is reasonably like to cause (i) any condition set forth in Exhibit A to be unsatisfied at the time Buyer or Merger Subsidiary purchases Shares pursuant to the Offer, or (ii) any condition set forth in Article IX hereof to be unsatisfied at the Effective Time; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and

                  (e) any change (i) in the Company's annual budget, (ii) in the Company's strategic objectives, (iii) or event which is material to the conduct of any pending litigation (including any proposed settlement thereof) or (iv) or event having, or which, would reasonably expected to have, a Company Material Adverse Effect.

                  SECTION 6.06 Debt Instruments. Prior to the Effective Time, the Company and each Company Subsidiary shall seek waivers from the parties thereto with respect to the occurrence, as a result of the Merger, the Offer and the other transactions contemplated by this Agreement, of a change in control or any other event which constitutes a default (or an event which with notice or lapse of time or both would become a default) under the Credit Agreement (as defined in Section 7.06).

                  SECTION 6.07 Exchange of Shares of Class B Common. Upon delivery by Merger Subsidiary to the Company of certificates representing shares of Class B Common and a notice and certificate in substantially the form attached as Exhibit B hereto, the Company shall immediately effect the exchange of such shares for an equal number of shares of Class A Common and issue a certificate representing such shares of Class A Common to Merger Subsidiary. The Company hereby represents and warrants that upon such exchange, Merger Subsidiary shall have the same rights with respect to shares of Class A Common issued to it upon such exchange including, without limitation, voting rights, as those of holders of shares of Class A Common on the date hereof.

                  SECTION 6.08 Consent to Revocation of Proxy. The Company hereby expressly consents, to the extent that any such consent may be required, to the revocation, as set forth in the Company Stockholders Agreement, of any and all proxies granted by certain stockholders of the Company to Willis Stein & Partners, L.P. pursuant to the Securityholders Agreement, dated as of September 30, 1996, as amended by Amendment No. 1 to Securityholders Agreement, dated as of September 30, 1997, among the Company and the stockholders named therein.

                                   ARTICLE VII

                               COVENANTS OF BUYER

                  SECTION 7.01 Confidentiality. All information obtained by Buyer in connection with the Transactions shall be kept confidential in accordance with the Confidentiality Agreement, dated November 18, 1998, between the Company and Buyer (the "Confidentiality Agreement"); provided, that any provisions of the Confidentiality Agreement that would prohibit Buyer or Merger Subsidiary from engaging in the Transactions shall be deemed to be modified to the extent required to permit Buyer and Merger Subsidiary to engage in all such Transactions.

                  SECTION 7.02 Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and shall be responsible for any and all breaches or other violations of this Agreement by Merger Subsidiary.

                  SECTION 7.03 Voting of Shares. Buyer agrees to vote all Shares owned by Buyer, Merger Subsidiary or any of their affiliates in favor of approval and adoption of this Agreement at the Company Stockholders Meeting.

                  SECTION 7.04 Director and Officer Liability.

                  (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-Laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

                  (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of the Company (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the Surviving Corporation (which approval shall not unreasonably be withheld), or otherwise incurred in connection with any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part by reason of the fact that such person is or was a director or officer of the Company and arising out of actions, events or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the full extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by
Section 145(e) of Delaware Law); provided, that the Surviving Corporation shall indemnify, defend and hold harmless the Indemnified Parties, and pay expenses in advance, only to the same extent and on the same terms (including with respect to advancement of expenses) provided for in the Company's Certificate of Incorporation and By-Laws in effect on the date hereof (to the extent consistent with applicable law), which rights pursuant to such provisions shall survive the Merger and continue in full force and effect for a period of six years after the Effective Time.

                  (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time (i) such Indemnified Party may retain the Company's regularly engaged independent legal counsel or other independent legal counsel satisfactory to such person, provided that such other counsel shall be reasonably acceptable to the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for such Indemnified Party promptly as and which statements therefor are received and
(iii) the Surviving Corporation will use its reasonable best efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld; provided, that the Surviving Corporation shall indemnify, defend and hold harmless the Indemnified Parties, and pay expenses in advance, only to the same extent and on the same terms (including with respect to advancement of expenses) provided for in the Company's Certificate of Incorporation and By-Laws in effect on the date hereof (to the extent consistent with applicable law), which rights pursuant to such provisions shall survive the Merger and continue in full force and effect for a period of six years after the Effective Time. Any Indemnified Party wishing to claim indemnification under this Section 7.04 upon learning of any such Claim shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 7.04, except to the extent such failure materially prejudices the Surviving Corporation's position with respect to such claim), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of Delaware Law. Indemnified Parties who are parties to the same action as a group may retain no more than one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by any counsel to the Indemnified Parties), an actual conflict between the interests of any two or more Indemnified Parties, in which event such additional counsel as may be required may be retained by the Indemnified Parties.

                  (d) For a period of three years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the liability insurance policies for directors and officers which are currently maintained by the Company with respect to claims arising from facts or events which occurred before the Effective Time (provided that Buyer may substitute therefor policies issued by insurance companies of comparable or higher rating of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Indemnified Parties). Notwithstanding the foregoing, Buyer shall not be required to pay an annual premium for such insurance in excess of $250,000, but in such case shall purchase as much coverage as possible for such amount. The Company represents and warrants to Buyer that the last premium for such insurance paid by the Company for the period from October 1, 1997 to October 1, 2000 was $352,260.

                  (e) The Company and Buyer shall have no obligation under this
Section 7.04 to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. In the event that it shall be determined in a final judicial proceeding that a person who has received advance payments of expenses or indemnification sums pursuant to this
Section 7.04 shall not be entitled to indemnification hereunder such person shall repay to Buyer or the Company, as the case may be, all such expenses and sums, plus interest thereto to the date of repayment immediately following such determination.

                  (f) Each Indemnified Party shall have rights as a third party beneficiary under this Section 7.04 as separate contractual rights for his or her benefit and such right shall be enforceable by such Indemnified Party, its heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

                  SECTION 7.05 Employee Benefits. Except as otherwise may be provided pursuant to a collective bargaining agreement, Buyer shall cause the Surviving Corporation to maintain or provide the employees of the Surviving Corporation and its subsidiaries for a period of one (1) year after the Effective Time with employee benefits that are in the aggregate substantially comparable to those provided by the Company and the Company Subsidiaries on the date hereof. Buyer shall cause the Surviving Corporation to honor the terms of all employment agreements of the Company and the Company Subsidiaries, the existence of which do not violate this Agreement. Buyer shall cause the Surviving Corporation to honor all collective bargaining agreements by which the Company or any of the Company Subsidiaries is bound.

                  SECTION 7.06 Repayment of Debt. With respect to debt issued by the Company and/or a Company Subsidiary under the Credit Agreement, dated as of March 31, 1998, as amended, among the Company, Petersen Publishing Company LLC and certain financial institutions thereto (the "Credit Agreement"), following the Effective Time Buyer shall repay all indebtedness thereunder (including any premiums or penalties).

                  SECTION 7.07 Notices of Certain Events. Buyer shall promptly notify the Company) orally and in writing of and consult with the Company with respect to:

                  (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                  (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting Buyer or any Buyer Subsidiary on the date of this Agreement which will preclude the consummation of the transactions contemplated by this Agreement or result in a Buyer Material Adverse Effect;

                  (d) the occurrence, or non-occurrence, of any event which would cause (i) any condition set forth in Exhibit A to be unsatisfied at the time Buyer or Merger Subsidiary purchases Shares pursuant to the Offer or (ii) any condition set forth in Article IX hereof to be unsatisfied at the Effective Time; and

                  (e) the occurrence of any event which would cause the Directors of Buyer to modify or withdraw their approval or recommendations from this Agreement and all actions contemplated hereby that require the approval of Buyer's shareholders.

                  SECTION 7.08 Shareholders' Meeting; Offering Circular. Buyer shall cause an extraordinary general meeting of its shareholders (the "Buyer Shareholders Meeting") to be duly called and held as soon as reasonably practicable and in no event later than January 4, 1999 for the purpose of acting upon proposals to approve this Agreement and all actions contemplated hereby that require the approval of Buyer's shareholders. Unless otherwise required pursuant to their fiduciary duties to Buyer's shareholders (as determined in good faith by the Directors of Buyer based upon the advice of independent legal counsel), the Directors of Buyer shall not modify, withdraw or otherwise change their prior recommendation that the Buyer's shareholders approve this Agreement and all actions contemplated hereby that require the approval of Buyer's shareholders. In connection with Buyer Shareholders Meeting, Buyer shall in accordance with applicable law and stock exchange regulations, as soon as practicable file with the London Stock Exchange a preliminary copy of its Super Class 1 Offering Circular (the "Offering Circular") relating to the matters to be considered at Buyer Shareholders Meeting, respond promptly to any comments made by the London Stock Exchange with respect to the preliminary Offering Circular and cause a definitive Offering Circular to be mailed to its shareholders as promptly as practicable after filing with the London Stock Exchange.

                                  ARTICLE VIII

                       COVENANTS OF BUYER AND THE COMPANY

                  SECTION 8.01 Reasonable Best Efforts.

                  (a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, the Offer, the Merger and the other Transactions including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and
(iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or any Transaction Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction Agreement, take all action necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions and (iii) use reasonable efforts cooperate with Buyer and Merger Subsidiary arrangements for obtaining the Financing. Nothing in this Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets. In case at any time after the Effective Time any further action is necessary or desirable to consummate more effectively the actions contemplated by this Agreement, at the request of the other party hereto and at the expense of the party so requesting, Buyer and Merger Subsidiary, on the one hand, and the Company, on the other hand, shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request.

                  (b) In the event any action, suit, claim, investigation or other proceeding relating to this Agreement, the Merger or the other Transactions hereby shall be commenced prior to the Effective Time, each of the parties hereto agrees, to cooperate with each other party hereto and to use its commercially reasonable best efforts to respond to and to defend vigorously against such proceeding; provided, however, that nothing in this Section 8.01(b) shall be interpreted to prohibit the Company from taking any action permitted by
Section 6.04(a).

                  SECTION 8.02 Certain Filings. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents, the Offer Documents and the Offering Circular, and (b) in determining whether any other action by or in respect of, or filing with, any governmental body, agency or official, or authority or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts in connection with the consummation of the Transactions and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents, the Offer Documents or the Offering Circular and seeking timely to obtain any such actions, consents, approvals or waivers (including, without limitation, as may be required under the HSR Act).

                  SECTION 8.03 Public Announcements. Buyer and the Company will consult with each other before issuing or making, and provide each other the opportunity to review and comment upon, any press release or public statement with respect to this Agreement, the Offer, the Merger and the other Transactions, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or any listing agreement with any national securities exchange or the London Stock Exchange.

                  SECTION 8.04 Other Actions. The Company and Buyer shall not, and shall ensure that none of their respective subsidiaries shall, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materially becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Offer set forth in Exhibit A, or any condition to the Merger set forth in Exhibit A, or any condition to the Merger set forth in Article IX, not being satisfied.

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

                  SECTION 9.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) if required by Delaware Law, this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law (except that this condition shall be deemed satisfied if Buyer and/or Merger Subsidiary shall have acquired (x) 90% or more of the outstanding shares of Class A Common and (y) 90% or more of the outstanding shares of Class B Common);

                  (b) any applicable waiting period (and any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated;

                  (c) no Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued or enforced any statute, regulation, decree, injunction or other order which has become final and nonappealable and which prohibits the consummation of the Merger; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered prior to it having become final and nonappealable; and

                  (d) Merger Subsidiary shall have purchased pursuant to the Offer all Shares validly tendered prior to the expiration thereof and not withdrawn or shall have purchased pursuant to the Company Stockholders Agreement all Shares tendered thereunder.


                                    ARTICLE X

                              TERMINATION; EXPENSES

                  SECTION 10.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time (notwithstanding any approval and adoption of this Agreement by the stockholders of the Company and by the shareholders of Buyer):

                  (a)      by mutual written consent of the Company and Buyer;

                  (b) by either Buyer or the Company, if any permanent injunction or action by any Governmental Entity or by any federal or state court of competent jurisdiction (other than a temporary restraining order) preventing the consummation of the Merger shall have become final and nonappealable;

                  (c) by either Buyer or the Company, if the Merger shall not have been consummated before June 30, 1999, unless the failure to consummate the Merger is the result of a breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that this Agreement may be extended by written notice of either Buyer or the Company to a date not later than September 30, 1999, if the Merger shall not have been consummated as a direct result of Buyer or the Company having failed by June 30, 1999, to receive all required approvals or consents with respect to the Merger;

                  (d) by the Company, at any time three business days or more following termination or expiration of the Offer without Merger Subsidiary purchasing Shares thereunder, so long as no Shares have been purchased pursuant to the Company Stockholders Agreement;

                  (e) by Buyer, if the Offer shall have expired without the purchase of the Shares thereunder and the Minimum Condition shall not have been satisfied, or Buyer or Merger Subsidiary shall, in accordance with Exhibit A hereto, have terminated the Offer without purchasing Shares thereunder, in each case so long as no Shares have been purchased pursuant to the Company Stockholders Agreement and neither Buyer nor Merger Subsidiary has breached any of its obligations under Section 1.01 of this Agreement or is in breach of any of its other obligations under this Agreement and such breach has resulted in the failure of any condition set forth in Exhibit A to be satisfied;

                  (f) by the Company, if the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company Stockholders Meeting;

                  (g) by the Company, if the Board fails to make or withdraws or modifies its recommendation referred to in Section 6.02 so long as the Board, after consultation with and based upon the advice of legal counsel (who may be the Company's regularly engaged legal counsel), determines in good faith that such action is necessary for the Board to comply with its fiduciary duties to stockholders under applicable law and, after consultation with its independent legal counsel and financial advisor, determines in good faith that the Acquisition Proposal is a Superior Proposal; provided, that the Company may not terminate this Agreement pursuant to this Section 10.01(g) after such time as Merger Subsidiary has purchased upon expiration of the Offer all Shares validly tendered in the Offer and not withdrawn or Buyer or Merger Subsidiary has purchased Shares pursuant to the Company Stockholders Agreement;

                  (h) by either Buyer or the Company, if the Merger shall fail to receive the requisite vote for approval by the shareholders of Buyer at the Buyer Shareholders Meeting;

                  (i) by Buyer, in the event of any breach of the representations and warranties of the Company set forth in this Agreement other than any breach that individually or in the aggregate with each other such breach has not had and would not reasonably be expected to have a Company Material Adverse Effect; provided, that for purposes of this Section 10.01(i) each such representation and warranty of the Company set forth in this Agreement shall be read without giving effect to any qualification as to materiality or a Company Material Adverse Effect, or if the Company breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Exhibit A and (ii) has not been cured within 30 days after the giving of written notice to Buyer of such breach; provided, that Buyer may not terminate this Agreement pursuant to this Section 10.01(i) if (x) Buyer or Merger Subsidiary is then in material breach of any covenant contained in this Agreement, (y) any Shares have been purchased in the Offer or (z) any Shares have been purchased pursuant to the Company Stockholders Agreement;

                  (j) by the Company, in the event of any breach of the representations and warranties of Buyer or Merger Subsidiary set forth in this Agreement that are qualified as to materiality or any breach of any representations and warranties of Buyer or Merger Subsidiary set forth in this Agreement that are not so qualified in any material respect and, individually or in the aggregate, such breach has had a Buyer Material Adverse Effect or if Buyer or Merger Subsidiary breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform has not been cured within 30 days after the giving of written notice to Company of such breach; provided, that the Company may not terminate this Agreement pursuant to this Section 10.01(j) if (x) the Company is then in material breach of any covenant contained in this Agreement, (y) any Shares have been purchased in the Offer or (z) any Shares have been purchased pursuant to the Company Stockholders Agreement; or

                  (k) by the Company, if the Buyer Shareholders Meeting is not held on or prior to January 4, 1999; provided, however, that the Company may not terminate this Agreement pursuant to this Section 10.01(k) if the Buyer has obtained the approval of its shareholders of the Transactions prior to delivery by the Company of its notice of termination hereunder.

                  The right of any party hereto to terminate this Agreement pursuant to this Section 10.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling or controlled by any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

                  SECTION 10.02 Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 4.19, 5.07, 7.01, this Section 10.02, Article XI and Section 10.03 shall survive the termination hereof, and except that no such termination shall relieve any party from liability for breach of this Agreement or failure by such party to perform its obligations hereunder.

                  SECTION 10.03 Fees and Expenses. All out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred directly or indirectly by the parties hereto in respect of the Merger and the other Transactions shall be borne by the party to this Agreement which has incurred such costs and expenses (with respect to such party, its "Expenses"); provided, however, that if the Merger is consummated all Expenses of the Company shall be paid by the Surviving Corporation.


                                   ARTICLE XI

                                  MISCELLANEOUS

                  SECTION 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing including facsimile, telex or similar writing) and shall be given,

                  If to Buyer or Merger Subsidiary, to:

                  EMAP plc
                  1 Lincoln Court
                  Lincoln Road
                  Peterborough PE1 2RF
                  England
                  Attention: Chief Executive Officer
                  with a copy to:

                  Cravath, Swaine & Moore
                  Worldwide Plaza
                  825 Eighth Avenue
                  New York, NY 10019-7475
                  Attention: Richard Hall
                             Daniel P. Cunningham

                  if to the Company, to:

                  The Petersen Companies, Inc.
                  6420 Wilshire Boulevard
                  Los Angeles, CA  90048
                  Attention: Chief Financial Officer

                  with a copy to:

                  Kirkland & Ellis
                  200 East Randolph Drive
                  Chicago, Illinois  60601
                  Attention: John A. Weissenbach
                             Dennis M. Myers

or such other address, as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile and received at or prior to 5:00 p.m. local time on a business day, upon confirmation of receipt, and if given by facsimile and received at any other time, upon the next business day or (ii) if given by any other means, when delivered at the address specified in this Section 11.01.

                  SECTION 11.02 Survival of Representations, Warranties and Covenants. The representations and warranties contained herein shall not survive the Effective Time. This Section 11.02 shall not limit any covenant or agreement of the parties which by its terms contemplate performance after the Effective Time.

SECTION 11.03 Amendments; No Waivers.

                  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Buyer or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval and Buyer Shareholder Approval, there shall be made no amendment that by law requires further approval by the stockholders of the Company or the shareholders of Buyer without the further approval of such stockholders or shareholders, as the case may be; provided, further, that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change in a manner adverse to the holders of any shares of capital stock of the Company (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the Certificate of Incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement.

                  (b) At any time prior to the Effective Time, the parties may
(a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the first proviso of Section 11.03(a), waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 11.04 Successors and Assigns. Subject to the following provisos, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successor and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; provided, further, that Merger Subsidiary may assign, in its sole discretion, all its rights and, interests under this Agreement to Buyer or to any direct or indirect wholly owned subsidiary of Buyer so long as Buyer or such assignee also assumes all of Merger Subsidiary's obligations under this Agreement and Buyer acknowledges to the Company in a way satisfactory to the Company that Buyer will cause such assignee to satisfy all of such obligations, but no such assignment shall relieve Merger Subsidiary of any of its obligations under this Agreement.

                  SECTION 11.05 Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed in all respects, including validity, interpretation and effect, by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a state or federal court sitting in the State of Delaware (except that the Company may seek to enforce any judgment in any such action), and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transactions.

                  SECTION 11.06 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                  SECTION 11.07 Headings; Interpretations; Disclosure Schedules. The table of contents and Section headings used in this Agreement are for convenience only and shall be ignored in the construction and interpretation hereof. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  SECTION 11.08 No Third Party Beneficiaries. Except for the provisions of Article II and Section 7.04 (which are intended to and shall confer upon such persons all rights and remedies by reason of this Agreement as if such person was a party hereto), no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any person other than the parties hereto.

                  SECTION 11.09 Entire Agreement. The Transaction Agreements (together with the Company Disclosure Schedule, Buyer Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreements of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof; provided, however, that the terms and provisions of Section 6 of the Confidentiality Agreement shall terminate upon execution hereof.

                  SECTION 11.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  SECTION 11.11 Definitions. For purposes of this Agreement:

                  An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

                  A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

                  A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

                  "Permitted Liens" means: (i) Liens created to secure existing lines of credit; (ii) Liens imposed by law with respect to property or assets of the Company and any of the Company Subsidiaries, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, and other similar Liens incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required); (iii) Liens (other than any Lien imposed by ERISA) with respect to property or assets of the Company and the Company Subsidiaries incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance of benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business consist with past practice; (iv) Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required); (v) Liens securing purchase money indebtedness incurred in the ordinary course of business consistent with past practice and not otherwise incurred in violation of Section 6.01 of this Agreement, provided that the aggregate principal amount at any time outstanding of all indebtedness secured by such Liens does not exceed $10,000,000, and provided further that any such Lien (A) shall attach to such property concurrently with or within twenty
(20) days after the acquisition thereof by the Company or such Company Subsidiary, (B) shall not exceed the lesser of (y) the fair market value of such property or (z) the cost thereof to the Company or such Subsidiary and (C) shall not encumber any other property of the Company or any of the Company Subsidiaries; and the replacement, extension or renewal of any such Lien, provided that such replacement, extension or renewal Lien shall not extend to or cover any property other than the property subject to such Lien immediately prior to such replacement, extension or renewal, and provided further that the Indebtedness secured by such replacement, extension or renewal Lien is permitted under this Agreement; (vi) any attachment or judgment Lien that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required); (vii) Liens arising from the filing, for notice purposes only, of financing statements in respect of operating leases entered into in the ordinary course of business consistent with past practice and not otherwise entered into in violation of
6.01 of this Agreement; (viii) Liens arising by operation of law in favor of depositary banks and collecting banks, incurred in the ordinary course of business consistent with past practice and not otherwise in violation of Section
6.01 and this Agreement; (ix) Liens consisting of restrictions on the transfer of securities pursuant to applicable federal and state securities laws; (x) interests of lessors and licensors under leases and licenses to which the Company or any of the Company Subsidiaries is a party as of the date hereof;
(xi) with respect to any real property occupied by the Company or any of its Subsidiaries, all easements, rights of way, licenses and similar encumbrances on title that do not materially impair the use of such property for its intended purposes; and (xii) Liens with respect to any assets acquired in transactions permitted under Section 6.01 of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                          THE PETERSEN COMPANIES, INC.



                                            By:  /s/ James D. Dunning, Jr.
                                               -------------------------------

                                            Its: Chairman and Chief Executive
                                                 Officer
                                                ------------------------------

                                            EMAP PLC

                                            By:  /s/ Christopher R. Innis
                                                ------------------------------

                                            Its: President, Secretary and
                                                 Treasurer
                                                ------------------------------

                             EMAP ACQUISITION CORP.

                                            By:  /s/ Christopher R. Innis
                                                ------------------------------

                                            Its: President, Secretary and
                                                 Treasurer
                                                ------------------------------

                                    EXHIBIT A

                             CONDITIONS TO THE OFFER

                  The capitalized terms used in this Exhibit A have the meanings set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement.

                  Notwithstanding any other provision of the Offer or this Agreement, Merger Subsidiary shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Subsidiary's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer if (i) as of immediately prior to the expiration of the Offer, (A) the Minimum Condition shall not have been satisfied or (B) the applicable waiting period under the HSR Act shall not have expired or been terminated or (ii) prior to the acceptance for payment of or payment for Shares and at any time on or after the date of this Agreement, any of the following conditions shall have occurred and be continuing:

                  (a) there shall be issued by any U.S. Federal or state court of competent jurisdiction in connection with any legal proceeding, any final or nonappealable order, ruling or injunction (that has not been vacated, withdrawn or overturned), (i) restraining or prohibiting the acquisition by Buyer or Merger Subsidiary of any Shares under the Offer or the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or obtaining from the Company, or Merger Subsidiary any damages in connection with the aforesaid transactions that are material in relation to the Company and its subsidiaries taken as a whole, (ii) prohibiting or materially limiting the ownership or operation by the Company, Buyer or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, or Buyer and its subsidiaries, in each case taken as a whole, or compelling the Company or Buyer to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, or Buyer and its subsidiaries, in each case taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement, (iii) seeking to impose material limitations on the ability of Buyer or Merger Subsidiary to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, or (iv) prohibiting Buyer or any of its subsidiaries from effectively controlling in any material respect any significant portion of the business or operations of the Company and its subsidiaries taken as a whole;

                  (b) The Company shall not have performed or complied in any material respect with any obligation or to comply in any material respect with any agreement or covenant required by this Agreement to be performed or complied with by the Company on or prior to the date of consummation of the Offer, which failure to perform or comply is not substantially cured within 15 days after Buyer provides the Company with notice of such failure;

                  (c) Any breach of the representations and warranties of the Company set forth in this Agreement other than any breach that individually or in the aggregate with each other such breach has not had and would not reasonably be expected to have a Company Material Adverse Effect; provided, that for purposes of this paragraph (c) each such representation and warranty of the Company set forth in this Agreement shall be read without giving effect to any qualification as to materiality or a Company Material Adverse Effect;

                  (d) This Agreement shall have been terminated in accordance with its terms;

                  (e) Buyer and the Company shall have agreed that Buyer shall terminate the Offer;

                  (f) There shall be any statute, rule or regulation enacted or promulgated by any Governmental Entity applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, that results, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

                  (g) Buyer shall have held a vote at the Buyer Shareholders Meeting (as defined in Section 7.08 of the Merger Agreement) of the holders of the outstanding ordinary shares of Buyer that are entitled to vote upon the proposals to approve the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) and the Buyer Shareholder Approval shall not have been obtained;

         which, in the sole judgment of Merger Subsidiary or Buyer in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Buyer or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment for the Shares.

         The foregoing conditions in paragraphs (a) through (g) are for the sole benefit of Merger Subsidiary and Buyer and may be asserted by Merger Subsidiary or Buyer regardless of the circumstances giving rise to such condition or may be waived by Merger Subsidiary and Buyer in whole or in part at any time and from time to time in their sole discretion. The failure by Buyer,

Merger Subsidiary or any other affiliate of Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                    EXHIBIT B

                             NOTICE AND CERTIFICATE

                  ___________________________ ["_____"], as the holder of [ ]
shares of Class B Common Stock, par value $.01 per share, of The Petersen Companies, Inc. (the "Company"), desires to exchange all of such shares for such number of shares of Class A Common Stock, par value $.01 per share, of the Company. The shares of Class A Common Stock to be issue to [________] pursuant to this Notice and Certificate shall be issued in a single certificate in the name of [________] as the holder thereof.

Dated as of                                [________]

                                           By:_________________________________
                                                Name:__________________________
                                                Title:_________________________

                                                                       EXHIBIT C


                          CERTIFICATE OF INCORPORATION

                                       OF

                              SURVIVING CORPORATION


ARTICLE I

                  The name of the corporation (hereinafter called the "Corporation") is [NAME OF CORPORATION].


ARTICLE II

                  The address of the Corporation's registered office in the State of Delaware is /-/, Delaware. The name of the registered agent at such address is The Corporation Trust Company.


ARTICLE III

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


ARTICLE IV

                  The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.


ARTICLE V

                  The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

ARTICLE VI

                  In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.


ARTICLE VII

                  Unless and except to the extent that the By-laws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.


ARTICLE VIII


                  To the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to any extent to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.


ARTICLE IX

                  Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted from time to time by applicable law.


                                       C-2